Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TCF Financial Corporation:

We consent to the incorporation by reference in the registration statement No. 333-217834 on Form S-3 and Nos. 333-133962, 333-157569, 333-166377, 333-181140, 333-202555, 333-203742, 333-210520, 333-217836, 333-217837, 333-231483, and 333-230635 on Form S-8 of TCF Financial Corporation of our reports dated March 2, 2020, with respect to the consolidated statements of financial condition of TCF Financial Corporation as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 Annual Report on Form 10-K of TCF Financial Corporation.
/s/ KPMG LLP

Detroit, Michigan
March 2, 2020